Exhibit 99.1

LRAD® Corporation Reports Fiscal Third Quarter 2018 Financial Results

Fiscal Third Quarter 2018 Financial Highlights:

●	Revenues of $7.5 million, an increase of 82% compared to the fiscal third quarter of 2017
●	Gross profit of $3.7 million, a 116% improvement over the fiscal third quarter of 2017
●	Bookings of $7.0 million, an increase of 9% compared to the fiscal third quarter of 2017

SAN DIEGO, CA – August 14, 2018 - LRAD Corporation (NASDAQ: LRAD), a global leader in long-range voice broadcast systems, advanced mass notification and distributed recipient solutions, today announced financial results for its fiscal third quarter ended June 30, 2018.

Fiscal Third Quarter 2018 Financial Summary

●	Revenues: Fiscal third quarter 2018 revenues totaled $7.5 million, compared to $4.1 million reported in the fiscal third quarter of 2017.
o	Revenues increased 82% compared to the prior year due to increases in both the acoustic hailing device (“AHD”) and mass notification product lines, and a full quarter contribution from Genasys:
■	AHD sales increased $1.2 million, up 31% compared to the comparable fiscal quarter of 2017;
■	Mass Notification system sales increased $1.7 million, or 745%, due to stronger international shipments;
■	Genasys contributed revenues of $502,000 during its first full quarter of inclusion in the Company's results.
o	Bookings during the fiscal third quarter of 2018 were strong at $7.0 million, resulting in a backlog of $9.3 million at June 30, 2018.
●

Net Loss: The Company reported a net loss of $80,000, generally breakeven on a per share basis for the quarter, compared with a net loss of $528,000, or $0.02 per basic and diluted share, during the fiscal third quarter of 2017.

o

The lower net loss in the quarter was primarily related to improved revenues and gross profit, offset by increased one-time and ongoing expenses associated with the acquisition of Genasys, new engineering and business development hires, and increased commission expenses.

“Significant increases in mass notification and AHD sales and the first full quarter of Genasys revenues contributed to our fourth consecutive fiscal quarter of more than $7.5 million in revenues,” commented Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “During the quarter, we continued to build the foundation to support and accelerate Company growth by investing in key personnel and business infrastructure.”

Nine Months Ended June 30, 2018 Financial Summary

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Revenues: Revenues for the nine months ended June 30, 2018 totaled $23.0 million, an 80% increase from the $12.8 million reported during the same period in fiscal 2017. The increase was driven by improved mass notification shipments, stronger domestic AHD revenues, and the inclusion of $916,000 by Genasys.

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Net Loss: For the nine months ended June 30, 2018, the Company reported a net loss of $1.3 million, or $0.04 per share, compared to a net loss of $1.0 million, or $0.03 per share, reported during the same period in fiscal 2017. The net loss was related to a $2.5 million non-cash income tax expense related to a reduction to the Company’s deferred tax asset recorded in the Company’s fiscal first quarter of 2018 resulting from the change to U.S. Corporate income tax rates.

o	Income from operations totaled $1.4 million, compared to a loss of $1.9 million in the comparable period of 2017.

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Balance Sheet: Cash and cash equivalents totaled $12.0 million at June 30, 2018, compared to $12.8 million reported at September 30, 2017. The decline in cash position resulted from cash used to complete the acquisition of Genasys, offset by cash generated from operations. Working capital totaled $23.1 million at June 30, 2018, compared to $25.4 million at September 30, 2017.

Select Fiscal Third Quarter Operating and Business Highlights

●	Announced over $1.5 million in AHD orders for law enforcement and public safety applications from the Asia Pacific region.
●	Received $780,000 in follow-on LRAD 500X and SoundSaber® orders from the U.S. Navy.
●	Added four business development personnel to the Company’s inside sales team.
●	Repurchased 211,326 shares for $500,000, leaving $3.4 million available for repurchase under the existing program.

“LRAD is in a much stronger position today than it was when I joined the Company two years ago,” added Danforth. “We've made significant progress in growing our product lines, strengthening our sales channels, and expanding our domestic and international business.”

“We're pursuing additional M&A opportunities to expand our addressable markets and we'll continue to strategically utilize the share repurchase program to increase shareholder value,” Danforth concluded. “With record fiscal first nine-month revenues, a $9.3 million backlog, and a robust, growing pipeline, LRAD is well positioned to achieve record fiscal year revenues.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped, but are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal third quarter 2018 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888-390-3967, or toll/international at 862-298-0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/26829. A replay of the call will be available approximately four hours after the call concludes, and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@LRAD.com.

About LRAD Corporation

The Company's proprietary Long Range Acoustic Devices®, advanced ONE VOICE® mass notification systems, and innovative Genasys™ mass messaging solutions are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives.

LRAD systems are in service in 72 countries around the world in diverse applications including mass notification, defense, law enforcement and public safety, homeland and border security, critical infrastructure protection, fire rescue and emergency management, maritime and port security, and wildlife control and preservation. For more information, please visit LRAD.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2017. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com

LRAD Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(000's omitted)

	June 30,
	2018	September 30,
	(unaudited)	2017

ASSETS
Current assets:
Cash and cash equivalents	$12,030	$12,764
Short-term marketable securities	3,662	4,360
Restricted cash	346	40
Accounts receivable, net	6,583	5,682
Inventories, net	5,405	5,257
Prepaid expenses and other	863	983
Total current assets	28,889	29,086
Long-term marketable securities	1,270	711
Deferred tax assets, net	98	8,331
Long-term restricted cash	5,537	-
Property and equipment, net	497	510
Goodwill	2,456	-
Intangible assets, net	1,654	56
Prepaid expenses and other - noncurrent	242	164
Total assets	$40,643	$38,858

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,754	$1,112
Accrued liabilities	3,530	2,562
Notes payable, current portion	533	-
Total current liabilities	5,817	3,674

Notes payable, less current portion	208	-
Total liabilities	6,025	3,674

Total stockholders' equity	34,618	35,184
Total liabilities and stockholders' equity	$40,643	$38,858

LRAD Corporation and Subsidiary
Condensed Consolidated Statements of Operations
(000's omitted except share and per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenues	$7,514	$4,129	$23,011	$12,813
Cost of revenues	3,815	2,420	11,319	6,945
Gross profit	3,699	1,709	11,692	5,868

Operating expenses:
Selling, general and administrative	2,904	2,040	7,610	5,899
Research and development	973	666	2,665	1,859
Total operating expenses	3,877	2,706	10,275	7,758

Income (loss) from operations	(178)	(997)	1,417	(1,890)
Other income and expense, net	24	33	74	95
Income (loss) before income taxes	(154)	(964)	1,491	(1,795)
Income tax expense (benefit)	(74)	(436)	2,794	(753)
Net loss	$(80)	$(528)	$(1,303)	$(1,042)

Net loss per common share - basic and diluted	$-	$(0.02)	$(0.04)	$(0.03)
Weighted average common shares outstanding:
Basic and diluted	32,306,207	31,861,916	32,314,038	31,820,632